EXHIBIT (i)(a)

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION OF

INVESTNET, INC.

Pursuant to Section 78.320 of the Nevada Revised Statutes, the undersigned person, desiring to amend the Articles of Incorporation of InvestNet, Inc., under the laws of the State of Nevada, does hereby sign, verify, and deliver to the Office of the Secretary of State of the State of Nevada these Articles of Amendment to the Articles of
Incorporation for the above-named company (hereinafter referred to as the "Corporation"):

Pursuant to the provisions of Section 78.320, the amendments contained herein were duly approved and adopted by a majority of stockholders and by the board of directors of the Corporation.

The Articles of Incorporation of the Corporation were first filed and approved by the Office of the Secretary of
State of the State of Nevada on March 16, 2000; and

Pursuant to a unanimous written consent resolution of the board of directors dated September 27, 2003 and action taken by a majority of the stockholders in lieu of a meeting on September 30, 2003, the directors and stockholders of the Corporation approved the filing of these Articles of Amendment to increase the number of authorized common and preferred shares.

THEREFORE, the Fourth Article of the Articles of Incorporation of the Corporation is hereby amended and restated
in its entirety as follows:

"FOURTH. The stock of the corporation consists of Common Stock in the amount of Two Hundred Million (200,000,000)
shares having par value of $0.001 each and Preferred Stock in the amount of Two Hundred Million (200,000,000)
shares having a par value of $0.001 each. There shall be no cumulative voting by shareholders.  The description
of the Preferred Stock with the preferences, conversion and other rights, voting powers,   restrictions,
limitations as to dividends, and qualifications and rights thereof shall be set by the board of directors."

The amendment to increase the number of authorized common shares and to increase the number of authorized preferred shares was adopted by 5,388,500 shares, or 51.2% %, of the 10,500,000 issued and outstanding shares of common stock entitled to approve such amendment.

The increase in the number of authorized common shares and authorized preferred shares will be effective on
November 10, 2003 upon the filing of this amendment to the Articles of Incorporation of InvestNet, Inc. with the
Office of the Secretary of State of the State of Nevada.

DATED this 30th day of September, 2003.

/s/ Ruairidh Campbell
Ruairidh Campbell, Chief Executive Officer and Director